Exhibit 99.1

International Textile Group
804 Green Valley Road
Greensboro, NC 27408
Contact: Delores Sides (336) 379-2903

International Textile Group, Inc.

Agrees to Acquire BST Safety Textiles

Also Announces Issuance of $118 Million in Series A Convertible Preferred Stock

March 8, 2007, Greensboro, NC – International Textile Group, Inc. (ITG) (OTCBB: ITXN) today announced that it has reached an agreement to acquire BST Safety Textiles (BST) from an affiliate of WL Ross & Co, LLC (WL Ross) in exchange for the issuance of $84 million in Series A Convertible Preferred Stock of ITG. BST was acquired by WL Ross in December 2006. The BST businesses had 2006 net sales of approximately $280 million and will operate as part of ITG’s Automotive Group which was formed in October 2006 with the combination of ITG and the businesses formerly operated by Safety Components International, Inc. (SCI). Regulatory approval of the BST acquisition has already been obtained, and ITG expects to complete the acquisition in early April 2007.

BST, based in Maulburg, Germany, is a leading international manufacturer of flat and one piece woven (“OPW”) fabrics for automotive air bags as well as narrow fabrics for seat belts and military and technical uses. BST operates seven facilities located in the United States, Germany and Poland. BST employs approximately 1,250 people worldwide.

Wilbur L. Ross, Jr., Chairman, said, “We are very excited to expand ITG’s Automotive Group with the addition of BST. BST and SCI are both leaders in their markets and their airbag and technical products complement each other. The ability to bring these two together establishes a powerhouse in the automotive safety components industry and opens new opportunities to service leading automakers worldwide.”

BST recently announced it would expand its US operations with a major capital investment at ITG’s Richmond Plant located in Cordova, NC. The expanded operation will produce side curtain airbags, known as one-piece woven (“OPW”), for automobiles and is expected to employ 200 people over the next three years.

Joseph L. Gorga, President & CEO of ITG, said, “As safety requirements increase, the growing demand for airbag products presents tremendous opportunities for BST and ITG. Utilizing a portion of ITG’s Richmond facility and the available trained workforce provides a strategic platform for growing our business and provides balance and new employment to that community. In addition, the ability of BST to use available space in ITG’s Richmond facility is just one of the many synergies expected from the combination of ITG, SCI and BST.”

Gorga continued, “The combined product, technical and market expertise of BST and Safety Components provides accelerated opportunities for growing and expanding our business. We are pleased to have them as a part of the ITG family, which on a combined basis for 2006 would have had net sales in excess of one billion dollars, and look for their success going forward.”

Separately, ITG announced that it has raised $50 million in additional equity through the sale of shares of Series A Convertible Preferred Stock to investment funds affiliated with WL Ross. The proceeds from that capital raising transaction are expected to be used for capital expenditures, working capital and for other general corporate purposes. ITG also announced that it has issued an additional $68 million in Series A Convertible Preferred Stock to another investment fund affiliated with WL Ross in exchange for the cancellation and retirement of all outstanding promissory notes owed by ITG to the investment fund. The promissory notes, which were issued at various times during 2006 to provide funds for working capital and capital expenditures by ITG and its subsidiaries, were payable on demand and had an outstanding principal balance, together with accrued interest, of approximately $68 million.

The newly created Series A Convertible Preferred Stock of ITG has a liquidation value of $25.00 per share, votes together with the holders of ITG common stock as a single class on all matters submitted to a stockholder vote, will be redeemable by ITG at 110% of the liquidation value commencing on January 1, 2008, and under certain circumstances is convertible into shares of ITG common stock.

The board of directors of ITG formed a special committee, consisting of the two members of the board who are not affiliated with WL Ross & Co., and the committee, along with its independent legal and financial advisors, negotiated and approved the terms and conditions of each of the BST acquisition, the issuance of the $50 million in preferred stock and the debt exchange. SunTrust Robinson Humphrey acted as financial advisor to the committee in connection with the issuances of preferred stock in the three transactions.

Affiliates of WL Ross, which is controlled by Wilbur L. Ross, Jr., the chairman of the board of ITG, owned approximately 82% of ITG’s outstanding common stock prior to the transactions announced today. After giving effect to the issuances of the preferred stock, they will hold approximately 98% of the Series A Convertible Preferred Stock, which together with the common stock will represent approximately 87% of the outstanding voting power of ITG.

International Textile Group was formed by Ross in 2004 and operates five primary business units: Automotive Group, Cone Denim, Burlington WorldWide (apparel fabrics), Burlington House (interior fabrics) and Carlisle Finishing. The company employs over 10,500 people worldwide with operations in the United States, Mexico, China, Germany, Romania, Czech Republic, Poland, South Africa, Nicaragua and Vietnam.

Certain statements contained in this press release may constitute “forward looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, ITG’s future plans, revenue, earnings, outlook, expectations and strategies, as well as the facts or assumptions underlying these statements, and may involve a number of risks and uncertainties. ITG’s actual results may differ materially from those expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors may include downturns in the automotive industry, decreases in the demand for textile products, increases in constituent raw material prices, difficulties in executing business strategies and other risk factors described in ITG’s filings with the SEC from time to time. ITG does not undertake any obligation to update any forward-looking statements.

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